EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Airways
September 30, 2009		Christopher White (Media)
678.254.7442

Jason Bewley (Investor Relations)
407.318.5188

AirTran Bolsters Liquidity and Increases Financial Flexibility

-Airline Re-Optimizes $175 Million Credit Facility-
- Company Extends Key Commercial Agreements-

ORLANDO, Fla., September 30, 2009-- AirTran Holdings, Inc., (NYSE: AAI), today announced that AirTran Airways, its principal credit facility lender, and its largest credit card processor, respectively, have entered into agreements extending and modifying both AirTran’s credit facility and its credit card processing agreement, resulting in enhanced liquidity and improved financial flexibility for AirTran. These transactions are effective immediately, and as a result, AirTran expects to end the current fiscal quarter with more than $400 million of unrestricted cash and short-term investments:

·
$175 Million of Credit Facilities: AirTran and its lender have extended the expiration date of its combined letter of credit and revolving line of credit facilities to December 31, 2010.  The amount AirTran can now borrow under its revolving line of credit facility has increased from $90 million to $125 million. The total size of the credit facility has been reduced from $215 million to $175 million as a result of AirTran’s re-optimization of the letter of credit facility from $125 million to $50 million.

·
Credit Card Processing Agreements: AirTran Airways and its largest credit card processor have recently agreed to extend the current credit card processing agreement from December 31, 2009, to December 31, 2010. As a result of the enhancements to the credit facilities and the revised covenants of our two largest credit card processing agreements, AirTran was not subject to any cash holdbacks as of September 30, 2009, with its two largest card processors.

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AirTran Bolsters Liquidity
Add One

"We are very pleased by today’s announcement of these important commercial transactions. They demonstrate the confidence of our financial partners in the ability of AirTran Airways and our Crew Members to execute our strategic plan," said Bob Fornaro, AirTran‘s chairman, president and chief executive officer. "Our improved profitability, enhanced liquidity, and industry-leading low cost-structure position us well for the future despite the challenging economic climate.”

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI) and a Fortune 1000 company, has been ranked the number one low cost carrier in the Airline Quality Rating study for the past two years. AirTran is the only major airline with Wi-Fi on every flight and offers coast-to-coast service on North America’s newest all-Boeing fleet. Its low-cost, high-quality product also includes assigned seating, Business Class and complimentary XM Satellite Radio on every flight. To book a flight, visit www.airtran.com.

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Editor's note: Statements regarding the Company's operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

Media Contacts:    AirTran Airways
  Christopher White (Media)
     678-254-7442
     Jason Bewley (Investor Relations)
     407-318-5188